Exhibit 99.61

Press Release
Available for Immediate Publication: July 25, 2008

First National Bank of Northern California Reports Second Quarter 2008 Earnings of $0.37 Per Diluted Share

Source: FNB Bancorp (CA) (Bulletin Board: FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

          FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California, today announced operating earnings for the second quarter of 2008 of $1,090,000 or $0.37 per diluted share, compared to $1,727,000 or $0.57 per diluted share for the second quarter of 2007. Total consolidated assets as of June 30, 2008 were $659,150,000 compared to $619,439,000 as of June 30, 2007.

Financial Highlights: Second quarter, 2008
Consolidated Statement of Earnings
(in ‘000s except earnings per share amounts)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Interest income	$9,657	$10,654	$20,028	$20,558
Interest expense	2,841	3,429	6,163	6,515

Net Interest Income	6,816	7,225	13,865	14,043
Provision for loan losses	(300)	(180)	(1,290)	(330)
Non-interest income	1,137	1,142	2,398	2,146
Non-interest expense	6,286	5,808	12,463	11,566

Income before income taxes	1,367	2,379	2,510	4,293
Provision for income taxes	(277)	(652)	(533)	(1,107)

Net Earnings	$1,090	$1,727	$1,977	$3,186

Basic earnings per share	$0.37	$0.58	$0.67	$1.06
Diluted earnings per share	$0.37	$0.57	$0.66	$1.05

Average assets	$651,661	$621,665	$652,069	$608,917
Average equity	$67,754	$63,685	$67,750	$63,141
Return on average assets	0.67%	1.11%	0.61%	1.05%
Return on average equity	6.44%	10.85%	5.84%	10.09%
Efficiency ratio	79%	69%	77%	71%
Net interest margin	4.71%	5.24%	4.79%	5.24%
Average shares outstanding	2,966	2,994	2,967	2,999
Average diluted shares outstanding	2,977	3,029	2,977	3,043

Consolidated Balance Sheets
(In ‘000s)

	As of	Year ended	As of	Year ended
	June 30, 2008	December 31, 2007	June 30, 2007	December 31, 2006

Assets
Cash and cash equivalents	$18,766	$15,750	$24,317	$27,022
Securities available for sale	103,067	94,432	87,371	94,945
Loans, net	488,709	489,574	463,523	419,437
Premises, equipment and leasehold improvements	13,677	13,686	13,763	13,476
Other real estate owned	3,955	440	—	—
Goodwill	1,841	1,841	1,841	1,841
Other assets	29,135	28,742	28,624	24,549

Total assets	$659,150	$644,465	$619,439	$581,270

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$180,573	$181,638	$185,031	$184,262
Savings and money market	193,071	181,276	189,700	162,915
Time	133,832	136,341	142,765	134,390

Total deposits	507,476	499,255	517,496	481,567
Federal Home Loan Bank advances	70,000	66,000	30,000	30,000
Federal funds purchased	7,330	5,595	—	—
Accrued expenses and other liabilities	7,423	7,070	8,334	7,640

Total liabilities	592,229	577,920	555,830	519,207
Stockholders’ equity	66,921	66,545	63,609	62,063

Total liabilities and stockholders’ equity	$659,150	$644,465	$619,439	$581,270

Other Financial Information:
Allowance for Loan Losses	5,800	5,638	5,310	5,002
Nonperforming Assets	16,567	11,905	2,344	2,628
Total Gross Loans	494,509	495,212	468,833	424,439

          “Our second quarter, 2008, financial results reflect the continued strength of our core earning assets and our commitment to maintain the allowance for loan losses at a prudent level.” stated Tom McGraw, Chief Executive Officer. During the second quarter of 2008, management recorded a provision for loan losses of $300,000 compared to $180,000 for the same period in 2007. For all of 2008, the provision for loan losses was $1,290,000, an increase of $960,000 when compared to 2007 levels. During 2008, our assets have grown by $14,685,000 or approximately 2% since December 31, 2007. Total deposits have increased by $8,221,000 or approximately 2% during 2008.

          “The increase in our deposit levels during 2008 reflects our ability to continue to attract and maintain new deposit accounts at realistic interest rates without placing an inappropriate reliance on outside borrowings or brokered deposits. The current economic downturn, problems in the mortgage and credit markets, rumors regarding the health of Fannie Mae and Freddie Mac coupled with increases in food and energy costs are constant reminders that we live in uncertain times. Management and the board of directors are committed to providing our customers a safe, friendly and convenient banking experience. We will continue to provide loans and credit to our customers in our local communities and develop deposit products and services that our customers need. Our latest not-for-profit deposit products are a good example of our innovative approach to banking.” added Tom McGraw. During 2008, the Company has had to grapple with a declining interest rate environment.

          “Between June 30, 2007 and 2008, the Federal Open Market Committee of the Federal Reserve Bank has driven down the intended federal funds rate from 5.25% to 2.00%. As a result, our taxable equivalent net interest margin has decreased to 4.79% during the first six months of 2008 from 5.24% for the same period in 2007. In addition, we have bolstered our allowance for loan losses to 1.17% of our gross loan portfolio as of June 30, 2008, compared to 1.14% as of December 31, 2007. We have not invested in sub-prime mortgage investments, and management believes the quality of our earning assets is good. We have experienced loan charge-offs during 2008 that are higher than we have become accustomed to, but these charge-offs were related to problems that were customer specific. As of June 30, 2008, the Bank owned two single family residences and one parcel of land that were acquired through foreclosure. We expect to be able to market and sell these properties in an orderly fashion at market rates within a reasonable period of time.” stated Tom McGraw.

          The Bank is well capitalized, with a seasoned management team and board of directors that has worked through difficult economic times before. For over forty-five years First National Bank of Northern California has been dedicated to providing our customers, our communities, and our shareholders the financial products and services they need.

          Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.